SEPARATION AGREEMENT AND
RELEASE OF CLAIMS

This Separation Agreement and Release of Claims is entered into between Active Power, Inc. (together with any affiliated companies collectively, “Company”) and Randall Adleman (“Employee”). In consideration of the mutual promises set forth below and as set forth in the separate Severance Benefits Agreement dated October 22, 2013 (“Severance Agreement”), Company and Employee agree as follows:
1.TERMINATION. Employee’s employment relationship with Company was terminated effective February 2, 2016.
2.SEVERANCE. Subject to the conditions precdent in Section 5 of the Severance Agreement, Company will:

a.	Pay Employee’s base salary for six months following February 2, 2016, as specified under Section 2(a) of the Severance Agreement (less applicable withholding taxes); and

b.	Vest Employee’s stock options as specifed under Section 2(b) of the Severance Agreement. All such vested stock options and corresponding strike prices are reflected on Exhibit A attached; and

c.	Reimburse Employee for COBRA premiums as specified under Section 2(c) of the Severance Agreement; and

d.
Pay Employee (i) the remaining $18,152.00 (subject to adjustment per the next sentence) unpaid amount under his 2015 management incentive plan at the time his final severance payment required under Section 2(a) is made, and (ii) no management incentive payment for 2016, such payments and amounts having been approved by the Compensation Committee of the Board of Directors of the Company as contemplated by Section 2(d) of the Severance Agreement. Notwithstanding the immediately preceding sentence, to the extent any 2015 order is de-booked by the Company because the order is cancelled or reduced in size by the customer prior to July 25, 2016, the Company will reduce the size of the final payout under Employee’s 2015 management incentive plan accordingly. Any debooking will be consistent with the Company’s accounting and reporting practices.

3.BENEFITS AND EQUITY GRANTS. Employee’s eligibility for Company-sponsored health, dental and vision insurance, and other benefits will terminate on February 29, 2016, and otherwise be controlled by the terms of the plans governing those benefits. Employee agrees Company provided Employee with information regarding Employee’s right to elect COBRA. Any stock option, restricted stock units, or other equity grant to Employee will be controlled by the agreement accompanying the grant and the plan governing the grant.

4.COMPLETE RELEASE. Employee hereby releases Company and any affiliated companies, along with the employees, partners, agents, directors, officers, contractors, and attorneys of any of them (the “Releasees”), from any and all claims or demands, whether known or unknown, and whether asserted on an individual or class basis, which Employee may have or claim to have against any of them. This complete release of all claims includes but is not limited to a complete release of any claims (including claims for attorneys’ fees) Employee may have or claim to have based on Employee’s employment with Company or the termination of that employment, as well as any claims arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (including negligence by Company or anyone else), and any federal, state or other governmental statute, regulation or ordinance relating to employment, employment discrimination, or the payment of wages or benefits including, without limitation, those relating to qui tam, employment discrimination, termination of employment, payment of wages or provision of benefits, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act as amended, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), the Worker Adjustment and Retraining Notification (“WARN”) Act, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the Occupational Safety and Health Act. Employee represents that Employee has not assigned to any other person any of such claims and that Employee has the full right to grant this release. Notwithstanding any other provision herein, Employee is not waiving any claims that may arise under the Age Discrimination in Employment Act after this Agreement is executed, any future claims based on Company’s obligations and agreements set forth in this Agreement, and vested rights in any stock or benefit plan. Further, Employee does not release his right to be defended and indemnified, to the extent required by the Indemnity Agreement dated June 12, 2014 and attached as Exhibit B.  Further, nothing in this agreement restricts Employee’s right to assert a claim for a defense, reimbursement, or indemnity under any policies of Directors and Officers Liability Insurance maintained by the Company.
5.WARRANTIES/SECTION 16 REPRESENTATION. Apart from payments due hereunder, Employee warrants and agrees that Company has paid Employee all wages, forms of compensation, and other monies due to Employee as of the date of Employee’s execution of this Agreement. Employee further warrants and agrees that Employee properly reported all time worked and that all forms of compensation, wages, and other monies paid to Employee by Company through the date of Employee’s execution of this Agreement have been accurately calculated, have represented the proper amounts due to Employee, and have been based on Company’s merit-based compensation system. If Employee or someone on Employee’s behalf claims any entitlement to further compensation from Company, Employee agrees that Company is entitled to full offset of the amounts paid to Employee under this Agreement. Employee further represents that he has reported to the Company all reportable pre-termination transactions in the Company’s securities.
6.THIRD PARTY ASSISTANCE AND NON-DISPARAGEMENT. Employee agrees Employee will not counsel, assist, participate in, or encourage any persons in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Company or any other Releasee. Employee further agrees Employee will not, directly or indirectly, in any individual or representative capacity, make any statement, oral or written, which could reasonably be expected to be harmful in any material respect to the reputation or goodwill of Company or any other Releasee. Employee and Company agree that Employee’s compliance with a subpoena or other legally compulsive process shall not violate the terms of this paragraph. Likewise, nothing in this Agreement shall interfere with Employee’s right to file a charge with a governmental agency or to cooperate with a governmental investigation, although Employee will not be able to recover monetary damages in any suit brought by a governmental agency or otherwise, unless the waiver contained in this Agreement is held to be unenforceable and even then only to the extent it is held to be uneforceable.
7.COOPERATION. Employee will be reasonably available to Company and provide Company information in connection with any claim, lawsuit, or proceeding that relates in any manner to Employee’s conduct or duties at Company or that are based in any way on facts about which Employee obtained personal knowledge while employed at Company. In return, Company agrees to reimburse Employee for direct and reasonable out of pocket expenses (excluding any attorney’s fees) incurred by Employee at Company’s request.
8.RETURN OF PROPERTY AND INFORMATION. Employee agrees that Employee has returned to Company any and all documents and information relating to Company, its customers, or any other aspect of its business (and any and all copies and derivations thereof), whether stored in paper or electronic form, as well as all computer equipment, badges, credit cards, and any other Company property in Employee’s possession or control. Employee further agrees Employee will review all electronic storage devices and media, including computers, USB storage devices, external and internal hard drives, tablets, and phones, in Employee’s possession and immediately return and not retain any information (or derivation thereof) regarding Company, its customers, or any aspect of Company’s business. Employee represents and agrees that Employee will not take any such documents or property from the control or premises of Company. If Employee should come into possession of any such information or property at any time in the future, Employee agrees to return such information or property to the Company immediately.
9.[OMITTED]
10.MODIFICATION OF EMPLOYEE PROPRIETARY INFORMATION AGREEMENT; REAFFIRMATION. Employee acknowledges and agrees Company has provided Employee with valuable confidential information relating to Company’s business, technology, plans, customers, potential customers, relationships, and personnel. Company agrees that Employee’s obligations under Employee’s EMPLOYEE PROPRIETARY INFORMATION AGREEMENT DATED 12/15/2013 (“Proprietary Information Agreement”) Section 7 are modified such than Employee may engage in business related to static/battery-based uninterrupted power supplies in competition with Company’s business after 6 months from the Effective Date of this Agreement has passed, and such competition will not be limited by Section 6 of the Proprietary Information Agreement. All other terms of the Proprietary Information Agreement remain the same. Employee hereby reaffirms Employee’s obligations under Employee’s PROPRIETARY INFORMATION AGREEMENT, as modified, and under Employee’s Severance Agreement, and further reaffirms Employee’s intent to comply with same. Employee agrees nothing in this Agreement impairs

Company’s ability to seek and obtain relief for a violation of Employee’s Proprietary Information Agreement or for a violation of Employee’s Severance Agreement.
11.NO WRONGDOING. By entering into this Agreement, neither party is indicating they have done anything wrong.
12.BINDING AGREEMENT. This Agreement will be binding upon Employee and Company and their respective heirs, administrators, trustees, representatives, executors, successors, and assigns.
13.ENTIRETY, EXECUTION, AND MODIFICATION. This is the entire agreement between the Employee and Company and supersedes all prior agreements and contemporaneous between them, except for the Severance Agreement and Employee’s EMPLOYEE PROPRIETARY INFORMATION AGREEMENT DATED 12/15/2013, as modified, and the stock agreements and plans applicable to the stock options identified on Exhibit A, each of which shall remain in effect. In executing this Agreement, Employee is not relying on any representations or promises not explicitly contained in this Agreement. This Agreement may be executed in multiple parts. Once executed, this Agreement may not be modified except in a writing signed by Employee and by Company’s General Counsel. No one other than Company’s General Counsel has the authority to modify this Agreement or enter into a new Agreement regarding the subject matter of this Agreement.
14.CHOICE OF LAW AND VENUE. This Separation Agreement will be construed in accordance with and governed by the laws of the State of Texas. Employee and Company agree that the exclusive venue for resolving any dispute between them shall be the state and federal courts located in Travis County, Texas.
15.SEVERABILITY. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the offending term or provision shall be reformed so as to make it enforceable. If the offending term or provision cannot be reformed so as to be rendered enforceable, the offending term or provision shall be severed. In any event, all other terms or provisions shall remain valid and enforceable and shall not be adversely affected in any way.
16.JURY WAIVER. COMPANY AND EMPLOYEE WAIVE A TRIAL BY JURY OF ANY OR ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN COMPANY AND EMPLOYEE, INCLUDING ANY ACTION OR PROCEEDING ARISING OUT OF, UNDER, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY OF ITS PROVISIONS, OR ANY OF THE CLAIMS PURPORTED TO BE RELEASED BY THIS AGREEMENT. EMPLOYEE AND COMPANY UNDERSTAND THAT ANY CLAIM BETWEEN THEM WILL BE DECIDED BY A JUDGE RATHER THAN A JURY AS A RESULT OF THIS AGREEMENT.
17.NO FUTURE EMPLOYMENT OR ACCESS. Employee agrees that Employee has no right to demand employment with Company. Should Employee apply for future employment with Company, Employee agrees Company may decide such application in its sole and absolute discretion and may consider the circumstances surrounding Employee’s separation and any other consideration not prohibited by law in making that decision. Similarly, Employee agrees Employee has no right of access to any Company site or personnel, whether as a contractor, assigned worker, partner representative, or in any other capacity. Employee agrees Company may decide any request by or on behalf of Employee for access to any Company site or personnel in its sole and absolute discretion and may consider the circumstances surrounding Employee’s separation and any other consideration not prohibited by law in making that decision.
18.TAXATION. The Company is not providing Employee any advice regarding the tax consequences to Employee of this Agreement. As noted above, Company will withhold from the payments to Employee in accordance with Company’s obligation to do so. Employee is responsible for determining Employee’s reporting and payment obligations, if any, resulting from this Agreement and agrees to indemnify, defend, and hold Company harmless from any claims, demands, penalties, interest, assessments, executions, judgments, or recoveries by any government agency resulting from a failure by Employee to comply with Employee’s reporting or payment obligations, if any, resulting from this Agreement.
19.REVIEW. Employee understands that Employee has 21 days from the date this Agreement was first presented to Employee in which to review and consider this Agreement before signing it. Employee also understands that Employee may use as much or as little of this 21-day period as Employee wishes. Employee is encouraged to consult an attorney before signing this Agreement. Employee agrees that any changes Employee and Company agree to make to this Agreement, whether material or not, do not restart or extend this 21-day review period. If Employee does not accept this Agreement within the 21-day period described above, this offer will expire. By executing this Agreement, Employee acknowledges Employee was afforded a period of at least 21 days from the date this Agreement was first presented to Employee in which to review and consider it.
20.REVOCATION. If Employee decides to accept and sign this Separation Agreement, Employee will have 7 days in which to revoke Employee’s acceptance. Employee understands any such revocation will not be effective unless Employee delivers a written notice of such revocation to Company, c/o Dawn Chyten, 2128 W Braker Ln BK12, Austin, TX 78758, prior to the expiration of seven days after Employee signs this Agreement. Employee understands this Agreement will not become effective or enforceable until the seven days have elapsed without Employee having revoked Employee’s acceptance of this Separation Agreement.

21.SECTION 409A. This Agreement (and the payments hereunder) are intended to qualify for the short-term deferral exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A‑1(b)(9)(iii) to the maximum extent possible. Further, each payment or benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to be exempt from, but to the extent necessary, comply with, Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered by the Company in a manner consistent with such intentions and to avoid the pre-distribution inclusion in income of amounts deferred under this Agreement and the imposition of any additional tax or interest with respect thereto.
ACCEPTED AND AGREED:

ACTIVE POWER, INC.

/s/ Jay Powers
Name: Jay Powers
Title: CFO

2/29/2016
Date

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, THAT I UNDERSTAND THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

/s/ Randall Adleman
Randall Adleman
(“Employee”)

2/29/2016
Date

Exhibit A

See option summary attached.

Exhibit B

See Indemnity Agreement attached.

INDEMNITY AGREEMENT

This Indemnity Agreement is made and entered into as of this 12th day of June, 2014, between Active Power, Inc., a Delaware corporation (the “Corporation”), and Randall J. Adleman (“Indemnitee”).

INTRODUCTION:

A.Indemnitee is an executive officer, director and/or agent of the Corporation (or a subsidiary of the Corporation), as the case may be from time to time, and performs a valuable service for the Corporation in such capacity (or capacities); and

B.    The Certificate of Incorporation (the “Certificate”) and the Bylaws (the “Bylaws”) of the Corporation contain provisions providing for the indemnification of the officers, directors and agents of the Corporation to the maximum extent authorized by Section 145 of the Delaware General Corporation Law, as amended (“DGCL”); and

C.    The Certificate, the Bylaws and the DGCL, by their non-exclusive nature, permit contracts between the Corporation and the members of its Board of Directors and officers with respect to indemnification of such directors and officers; and

D.    In accordance with the authorization as provided by the DGCL, the Corporation has purchased and presently maintains a policy or policies of Directors and Officers Liability Insurance (“D & 0 Insurance”), covering certain liabilities which may be incurred by its directors and officers in the performance of their duties as directors or officers of the Corporation; and

E.    As a result of developments affecting the terms, scope and availability of D & 0 Insurance there exists general uncertainty as to the extent of protection afforded members of the Board of Directors and executive officers of the Corporation by such D & O Insurance and by statutory and bylaw indemnification provisions; and

F.    In order to induce Indemnitee to continue to serve as an executive officer, director or agent of the Corporation, the Corporation has determined and agreed to enter into this contract with Indemnitee.

AGREEMENT:

Now, Therefore, in consideration of Indemnitee’s continued service as an executive officer and a member of the Board of Directors after the date hereof, the parties hereto agree as follows:

1.Indemnification of Indemnitee. The Corporation hereby agrees to hold harmless and indemnify Indemnitee and any partnership, corporation, trust or other entity of which Indemnitee is or was a partner, shareholder, trustee, director, officer, employee or agent (Indemnitee and each such partnership, corporation, trust or other entity being hereinafter referred to collectively as an “Indemnitee”) to the fullest extent authorized or permitted by the provisions of the DGCL, as may be amended from time to time.

2.    Additional Indemnity. Subject only to the exclusions set forth in Section 3 hereof, the Corporation hereby further agrees to hold harmless and indemnify Indemnitee:

(a) against any and all expenses (including attorney's fees), witness fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) to which Indemnitee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Indemnitee is, was or at any time becomes a director, officer, employee or agent of the Corporation or any subsidiary of the Corporation, or is or was serving or at any time serves at the request of the Corporation or any subsidiary of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee's conduct was unlawful; and

(b) otherwise to the fullest extent as may be provided to Indemnitee by the Corporation under the non-exclusivity provisions of Article XI of the Corporation’s Bylaws (as the same, including such article, may be amended, modified or restated from time to time) and the DGCL.

3.    Limitations on Additional Indemnity. No indemnity pursuant to
Section 2 hereof shall be paid by the Corporation:

(a) except to the extent the aggregate of losses to be indemnified thereunder exceeds the sum of such losses for which the Indemnitee is indemnified pursuant to Section 1 hereof or pursuant to any D & O Insurance purchased and maintained by the Corporation;

(b) in respect to remuneration paid to Indemnitee if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(c) on account of any suit in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

(d) on account of Indemnitee's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct;

(e) on account of Indemnitee's conduct which is the subject of an action, suit or proceeding described in Section 7(c)(ii) hereof;

(f) on account of any action, claim or proceeding (other than a proceeding referred to in Section 8(b) hereof) initiated by the Indemnitee unless such action, claim or proceeding was authorized in the specific case by action of the Board of Directors; and

(g) if a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful (and, in this respect, both the Corporation and Indemnitee have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication).

4.    Contribution. If the indemnification provided in Sections 1 and 2 hereof is unavailable by reason of a Court decision described in Section 3(g) hereof based on grounds other than any of those set forth in paragraphs (b) through (f) of Section 3 hereof, then in respect of any threatened, pending or completed action, suit or proceeding in which the Corporation is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Corporation shall contribute to the amount of expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in such proportion as is appropriate to reflect (a) the relative benefits received by the Corporation on the one hand and Indemnitee on the other hand from the transaction from which such action, suit or proceeding arose, and (b) the relative fault of the Corporation on the one hand and of Indemnitee on the other in connection with the events which resulted in such expenses, judgments, fines or settlement amounts, as well as any other relevant equitable considerations. The relative fault of the Corporation on the one hand and of Indemnitee on the other shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines or settlement amounts. The Corporation agrees that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or any other method of allocation that does not take account of the foregoing equitable considerations.

5.    Continuation of Obligations. All agreements and obligations of the Corporation contained herein shall continue during the period Indemnitee is a director, officer or agent of the Corporation or any subsidiary of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Indemnitee was an officer of the Corporation or serving in any other capacity referred to herein.

6.    Notification and Defense of Claim. Not later than thirty days after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee will, if a claim in respect thereof is to be made against the Corporation under this Agreement, notify the Corporation of the commencement thereof; but the omission so to notify the Corporation will not relieve it from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Indemnitee notifies the Corporation of the commencement thereof:

(a)the Corporation will be entitled to participate therein at its own expense;

(b)    except as otherwise provided below, to the extent that it may wish, the Corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Corporation to Indemnitee of its election so as to assume the defense thereof, the Corporation will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of Indemnitee's separate counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Corporation or as to which Indemnitee shall have made the conclusion provided for in (ii) above; and

(c)    the Corporation shall not be liable to indemnity Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Corporation shall be permitted to settle any action except that it shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither the Corporation nor Indemnitee will unreasonably withhold its consent to any proposed settlement.

7.    Advancement and Repayment of Expenses.

(a) In the event that Indemnitee employs his own counsel pursuant to Section 6(b)(i) through (iii) above, the Corporation shall advance to Indemnitee, prior to any final disposition of any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding within ten days after receiving copies of invoices presented to Indemnitee for such expenses;

(b) Indemnitee agrees that Indemnitee will reimburse the Corporation for all reasonable expenses paid by the Corporation in defending any civil or criminal action, suit or proceeding against Indemnitee in the event and only to the extent it shall be ultimately determined by a final judicial decision (from which there is no right of appeal) that Indemnitee is not entitled, under the provisions of the DGCL, the Certificate, the Bylaws, this Agreement or otherwise, to be indemnified by the Corporation for such expenses; and

(c) Notwithstanding the foregoing, the Corporation shall not be required to advance such expenses to Indemnitee if Indemnitee (i) commences any action, suit or proceeding as a plaintiff unless such advance is specifically approved by a majority of the Board of Directors or (ii) is a party to an action, suit or proceeding brought by the Corporation and approved by a majority of the Board which alleges willful misappropriation of corporate assets by Indemnitee, disclosure of confidential information in violation of Indemnitee's fiduciary or contractual obligations to the Corporation, or· any other willful and deliberate breach in bad faith of Indemnitee's duty to the Corporation or its shareholders.

8.    Procedure. Any indemnification and advances provided for in Section 1 and Section 2 shall be made no later than 45 days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Corporation's Certificate of lncorporation or Bylaws providing for indemnification, is not paid in full by the Corporation within 45 days after a written request for payment thereof has first been received by the Corporation, Indemnitee may, but need not, at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, subject to Section 12 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses (including attorneys’ fees) of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action, suit or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Corporation to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Corporation and Indemnitee shall be entitled to receive interim payments of expenses pursuant to Subsection 2(a) unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties' intention that if the Corporation contests Indemnitee's right to indemnification, the question of Indemnitee's right to indemnification shall be for the court to decide, and neither the failure of the Corporation (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Corporation (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

9.    Enforcement.

(a) The Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Corporation hereby in order to induce Indemnitee to continue as an executive officer, director or agent of the Corporation, and acknowledges that Indemnitee is relying upon this Agreement in continuing in such capacity; and

(b) In the event Indemnitee is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Corporation shall reimburse Indemnitee for all Indemnitee's reasonable fees and expenses in bringing and pursuing such action.

10.    Subrogation. In the event of payment under this agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Corporation effectively to bring suit to enforce such rights.

11.    Non-Exclusivity of Rights. The rights conferred on Indemnitee by this Agreement shall not be exclusive of any other right which Indemnitee may have or hereafter acquire under any statute, provisions of the Corporation's Certificate of Incorporation or Bylaws, agreement, vote of stockholders or directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding office.

12.    Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by Indemnitee in the investigation, defense, appeal or settlement of any civil or criminal action, suit or proceeding, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled.

13.    Survival of Rights. The rights conferred on Indemnitee by this Agreement shall continue after Indemnitee has ceased to be a director, officer, employee or other agent of the Corporation and shall inure to the benefit of Indemnitee's heirs, executors and administrators.

14.    Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any or all of the provisions hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof or the obligation of the Corporation to indemnify the Indemnitee to the full extent provided by the Certificate, Bylaws or the DGCL.

15.    Governing Law; Consent to Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware. The Corporation and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Delaware.

16.    Binding Effect. This Agreement shall be binding upon Indemnitee and upon the Corporation, its successors and assigns, and shall inure to the benefit of Indemnitee, his heirs, personal representatives and assigns and to the benefit of the Corporation, its successors and assigns.

17.    Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

[Signature Page Follows]

In Witness Whereof, the parties hereto have executed this Indemnity Agreement on and as of the day and year first above written.

Active Power, Inc.

By: /s/ Mark A. Ascolese
Name: Mark. A. Ascolese
Title: President and Chief Executive Officer

Indemnitee

/s/ Randall J. Adleman

Print Name: Randall J. Adleman

[Signature Page to Indemnity Agreement]